Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-274368
February 27, 2024
Dutch Bros Inc. Announces Launch of
Secondary Public Offering of Class A Common Stock
GRANTS PASS, Ore. - February 27, 2024 - Dutch Bros Inc. (NYSE: BROS; “Dutch Bros” or the “Company”) today announced commencement of a registered underwritten public offering of its Class A common stock, par value $0.00001 per share (the “Common Stock”), by certain selling stockholders associated with TSG Consumer Partners, L.P. (the “Selling Stockholders”). The Selling Stockholders intend to offer 8,000,000 shares of Common Stock pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”).
Substantially concurrently with the consummation of this offering, the Selling Stockholders expect to distribute in kind 383,363 securities convertible into shares of Common Stock to certain of their indirect members who have elected to maintain their existing interests and to not participate in this offering. The shares distributed in kind will be subject to the lock-up restrictions described in the section titled “Underwriting” in the prospectus supplement. The offering is not conditioned upon the completion of distribution in kind.
Dutch Bros is not offering any shares of Common Stock in this offering and will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders but will bear the costs associated with the sale of such shares, other than any underwriting discounts and commissions.
Morgan Stanley is acting as sole underwriter for the proposed offering.
A shelf registration statement on Form S-3 relating to Dutch Bros’ securities, including the Common Stock, has been filed with the SEC and became effective upon such filing. The proposed offering will be made only by means of a free writing prospectus, a prospectus supplement and an accompanying prospectus. Before you invest, you should read the prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein and any other documents that Dutch Bros may file with the SEC for more complete information about Dutch Bros and the proposed offering. A copy of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, by visiting the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement relating to the offering may be obtained, when available, by requesting it from: Morgan Stanley & Co. LLC, 180 Varick St., 2nd Floor, New York, NY 10014.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
About Dutch Bros Inc.
Dutch Bros Inc. (NYSE: BROS) is a high growth operator and franchisor of drive-thru shops that focus on serving high QUALITY, hand-crafted beverages with unparalleled SPEED and superior SERVICE. Founded in 1992 by brothers Dane and Travis Boersma, Dutch Bros began with a double-head espresso machine and a pushcart in Grants Pass, Oregon. While espresso-based beverages are still at the core of what we do, Dutch Bros now offers a wide variety of unique, customizable cold and hot beverages that delight a broad array of customers. We believe Dutch Bros is more than just the products we serve—we are dedicated to making a massive difference in the lives of our employees, customers and communities.

Forward-Looking Statements
In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the intended size and terms of the proposed offering of shares of Common Stock by the Selling Stockholders. These statements are based on Dutch Bros’ current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “intends,” “estimates,” “projected,” “expects,” “should,” “guidance,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, including many of which are outside Dutch Bros’ control that could cause actual results to differ materially from the results discussed in the forward-looking statements, including those related to market conditions, the size of the proposed secondary offering, termination of the proposed secondary offering before closing, the satisfaction of customary closing conditions related to the proposed secondary offering and those described under the heading “Risk Factors” in the registration statement on Form S-3 related to the shares of Common Stock filed with the SEC on September 6, 2023, in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 23, 2024 and in our future reports to be filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Dutch Bros undertakes no duty to update such information except as required under applicable law.

For Investor Relations inquiries:
Raphael Gross
ICR
(203) 682-8253
investors@dutchbros.com

For Media Relations inquiries:
Jessica Liddell
ICR
(203) 682-8208
jessica.liddell@icrinc.com